Exhibit 99.1
Targa Resources Announces North Texas Expansion and Provides Updates on
Mont Belvieu Fractionation and on Financial Outlook

HOUSTON, October 19, 2011 – Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) and Targa Resources Corp. (NYSE: TRGP) ("TRC" or the "Company") announced today the following regarding expansion activities and operating and financial outlook for 2011 and 2012.

New Processing Plant to Serve Barnett Shale Growth in North Texas

The Partnership has ordered a new 200 MMcf/d cryogenic processing plant for its North Texas System to meet increasing production, continued producer activity and expected volumes from significant new acreage dedications in the liquids-rich, oily areas of the Barnett Shale.  The new processing plant, which will be located in Wise County, Texas, is expected to be operational in mid-2013, subject to regulatory approvals, and is expected to require a capital investment related to the plant and associated projects that is currently estimated at approximately $150 million.

Mont Belvieu Fractionation Expansion Update

The estimated timing and cost of the previously announced 100,000 Bbl/d expansion of the Partnership’s majority owned Cedar Bayou Fractionator (“CBF”) at Mont Belvieu, Texas (the “CBF Train 4”) remain unchanged, with construction expected to be completed in the first quarter of 2013 and total capital expenditures for the expansion and related infrastructure enhancements expected to be approximately $360 million.  The CBF Train 4 expansion is substantially contracted with long-term, use-or-pay, firm-capacity fractionation agreements.

The Partnership is currently evaluating an additional 100,000 Bbl/d fractionation expansion (the “CBF Train 5”), based on continued customer demand for additional fractionation capacity both today and starting in 2013 when announced NGL pipeline expansions to Mont Belvieu are expected to be completed.  The Partnership has entered into agreements to acquire the necessary land for CBF Train 5 and has commenced engineering design, permitting activities and discussions with potential customers regarding term fractionation agreements.

Targa Resources Partners LP Financial Update

Based on the preliminary results of the Partnership, which is in the early stages of compiling financial results for the third quarter of 2011, we expect approximate net income of $34 million and Adjusted EBITDA of approximately $105 million which would result in distribution coverage of approximately 1.1x.  The anticipated decline in Adjusted EBITDA from the second quarter of 2011 results primarily from operational issues at several of the Partnership’s and third party facilities as well as lower commodity prices.  The second quarter of 2011 also benefited from a contract settlement related to a multi-year propane exchange agreement.  This initial estimate of the Partnership’s net income and Adjusted EBITDA for the third quarter of 2011 is based on preliminary estimates and, accordingly, remains subject to changes that could be significant.

Adjusted EBITDA for the fourth quarter of 2011 is expected to be in the range of $125 to $135 million which would result in full year 2011 Adjusted EBITDA of approximately $465 to $475 million, an increase of approximately 20% over full year 2010 Adjusted EBITDA.  These estimates assume that commodity prices for the remainder of the year will remain generally consistent with current market prices as follows:  $4.00 per MMBtu for natural gas, $85 per Bbl for crude oil and average prices for the Partnership’s NGLs of $1.30 per gallon.

Assuming commodity prices for 2012 remain consistent with the prices mentioned above, the Partnership estimates that Adjusted EBITDA will grow by approximately 10% to 15% in 2012 compared to 2011.  Operating margin for 2012 is expected to comprise (i) 45% from the Field Gathering and Processing segment, (ii) 20% from the Coastal Gathering and Processing segment, (iii) 25% from the Logistics Assets segment, and (iv) 10% from the Marketing and Distribution segment.  The Partnership expects net maintenance capital expenditures to be approximately $80 million in 2012 and growth capital expenditures to be approximately $500 million as follows:

Growth Capex
$ in millions	2012

CBF Train 4	$200
Propane Exports	125
North Texas expansion	75
Petroleum Logistics projects(1)	60
Other	40
Total	$500

(1) Projects in Petroleum Logistics include additional expansions of Channelview, Sound and Baltimore terminals

Based on the estimated range of Adjusted EBITDA and assuming generally stable broader market conditions, the Partnership expects that cash available for distribution in 2012 would be sufficient to maintain steady growth in distributions.  Actual distribution declarations are subject to approval of the board of directors of the Partnership’s general partner.

The expected range of Adjusted EBITDA of the Partnership for the years ending 2011 and 2012 is based on preliminary estimates and, accordingly, remains subject to changes that could be significant.  See the section of this release entitled “Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA and a reconciliation of the measure to its most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Targa Resources Corp. Financial Update

TRC currently expects that its distributable cash flow for 2011 will not be impacted by current period cash taxes.  For 2012, the expected increase in the financial performance of the Partnership is expected to result in current period cash taxes equal to approximately 20% of the Company’s 2012 estimated pre-tax distributable cash flow.

With the expected cash taxes in 2012, the estimated Adjusted EBITDA results mentioned above for the Partnership and assuming generally stable broader market conditions, TRC believes that distributable cash flow would be sufficient to maintain increases in the dividend rate of approximately 20% or more in 2012 compared to 2011.  Actual dividend declarations are subject to approval of the board of directors of the Company.  The expected effective tax rate and estimated Adjusted EBITDA of the Partnership are based on preliminary estimates and, accordingly, remains subject to changes that could be significant.

About Targa Resources Corp. and Targa Resources Partners LP

Targa Resources Corp. is a publicly traded Delaware corporation that owns a 2% general partner interest (which the Company holds through its 100% ownership interest in the general partner of the Partnership), all of the outstanding incentive distribution rights and a portion of the outstanding limited partner interests in Targa Resources Partners LP.

Targa Resources Partners is a publicly traded Delaware limited partnership that is a leading provider of midstream natural gas and natural gas liquid services in the United States. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting and selling natural gas liquids, or NGLs, and NGL products; and storing and terminaling refined petroleum products and crude oil. The Partnership owns an extensive network of integrated gathering pipelines and gas processing plants and currently operates along the Louisiana Gulf Coast primarily accessing the onshore and near offshore region of Louisiana, the Permian Basin in West Texas and Southeast New Mexico and the Fort Worth Basin in North Texas. Additionally, the Partnership’s logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. Targa Resources Partners is managed by its general partner, Targa Resources GP LLC, which is indirectly wholly owned by Targa Resources Corp.

The principal executive offices of Targa Resources Corp. and Targa Resources Partners are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000. For more information please go to www.targaresources.com.

Non-GAAP Financial Measure

This press release includes the non-GAAP financial measure Adjusted EBITDA. The following schedules provide reconciliations of this non-GAAP financial measure to its most directly comparable GAAP measure. The Partnership’s non-GAAP financial measures should not be considered as an alternative to the GAAP measure of net income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA—The Partnership defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and non-cash risk management activities related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements such as investors, commercial banks and others.

The economic substance behind management's use of Adjusted EBITDA is to measure the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support indebtedness and make distributions to investors.

The GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Targa Resources Partners LP. Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following schedules present reconciliations of net income attributable to Targa Resources Partners LP to Adjusted EBITDA for the periods indicated:
Three Months Ended
September 30, 2011
($ in millions)
Reconciliation of net income (loss) attributable to Targa
Resources Partners LP to Adjusted EBITDA:
Net income (loss) to Targa Resources Partners LP	$34.0
Add:
Interest expense, net	25.7
Income tax expense	1.3
Depreciation and amortization expense	45.0
Risk management activities	2.0
Noncontrolling interest adjustment	(3.0)
Adjusted EBITDA	$105.0

	Three Months Ended
	December 31, 2011
	Low Range	High Range
	($ in millions)
Reconciliation of net income (loss) attributable to Targa
Resources Partners LP to Adjusted EBITDA:
Net income (loss) to Targa Resources Partners LP	$51.0	$61.0
Add:
Interest expense, net	27.0	27.0
Income tax expense	1.2	1.2
Depreciation and amortization expense	48.5	48.5
Risk management activities	0.1	0.1
Noncontrolling interest adjustment	(2.8)	(2.8)
Adjusted EBITDA	$125.0	$135.0

	Twelve Months Ended
	December 31, 2011
	Low Range	High Range
	($ in millions)
Reconciliation of net income (loss) attributable to Targa
Resources Partners LP to Adjusted EBITDA:
Net income (loss) to Targa Resources Partners LP	$177.0	$187.0
Add:
Interest expense, net	107.0	107.0
Income tax expense	6.2	6.2
Depreciation and amortization expense	180.0	180.0
Risk management activities	6.0	6.0
Noncontrolling interest adjustment	(11.2)	(11.2)
Adjusted EBITDA	$465.0	$475.0

	Twelve Months Ended
	December 31, 2012
	Low Range	High Range
	($ in millions)
Reconciliation of net income (loss) attributable to Targa
Resources Partners LP to Adjusted EBITDA:
Net income (loss) to Targa Resources Partners LP	$215.0	$250.0
Add:
Interest expense, net	118.0	118.0
Income tax expense	7.0	7.0
Depreciation and amortization expense	186.0	186.0
Risk management activities	0.3	0.3
Noncontrolling interest adjustment	(11.3)	(11.3)
Adjusted EBITDA	$515.0	$550.0

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership and the Company expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s and the Company’s control, which could cause results to differ materially from those expected by management of the Partnership and the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties.  These and other applicable uncertainties, factors and risks are described more fully in the Partnership's and the Company’s filings with the Securities and Exchange Commission, including their Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither the Partnership nor the Company undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:
713-584-1133

Joe Brass
Director - Finance

Matthew Meloy
Senior Vice President, Chief Financial Officer and Treasurer